SOFTWARE LICENSE, DEVELOPMENT AND MAINTENANCE AGREEMENT

This Software License, Development and Maintenance Agreement ("Agreement") is effective as of the 4th of February by and between eFunds Corporation ("eFunds"), with an office at 400 West Deluxe Parkway, Milwaukee, WI 53212, and eConnect (''Client') with an office at 2500 Via Cabrillo Marina, Suite 112, San Pedro, CA 90731.

In consideration of the mutual promises contained herein and other consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, eFunds and Client agree as follows:

Client desires to obtain certain license rights to the eFunds Products and support services from eFunds in accordance with the terms and conditions of this Agreement. eFunds is willing to license to Client the eFunds Products and provide to Client the services specified in this Agreement, in accordance with and subject to the terms and conditions of this Agreement.

1. Definitions. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used in this Agreement, unless the context clearly requires otherwise:

A. "Client Customization" means any computer programming code developed by Client using any Source Code provided by eFunds, and all related Documentation, or any other Modification, and includes, without limitation, any and all Modifications created or developed by Client.

B. "Confidential Information" means (i) a party's proprietary or confidential information which is designated orally or in writing as such or that by nature of the circumstances surrounding the disclosure ought in good faith to be treated as proprietary or confidential, and (ii) for purposes of Client's obligations under Section 16 of this Agreement, all eFunds Products, Client Customizations, and Source Code, including all trade secrets contained therein.

C. "Customized Programs" means, individually and collectively, as the context requires, eFunds Customizations and Client
Customizations.

D. "eFunds Customization" means any computer programming code developed by eFunds at Client's request; and all related
Documentation, including but not limited to any and all Modifications created or developed by eFunds at Client's request.

E.  "eFunds Products" means all Standard Programs, eFunds
Customizations, and related Documentation licensed to Client hereunder.

F. "Documentation" means (a) those written manuals and other officially published written user documentation provided to Client by eFunds for Standard Programs and eFunds Customizations licensed by Client, and (b) with respect to Customized Programs, all user, reference, system, programming and coding documentation and specifications related thereto, and all updates related to any of the foregoing.

G. "Enhancement" means any change or addition to computer programming code, other than Fixes and Maintenance Updates, that adds new functions, or significantly improves operation, quality, functional, capability, and/or performance by changes in system design or coding.

H. "Final Requirements Definition" or "FRD" means (i) the document to be created by eFunds pursuant to subsection 3 b) of this Agreement which provides a detailed definition of the eFunds Customizations to be developed for Client in order to initially adapt or tailor the Standard Programs to Client's operating environment, and/or (ii) any subsequent document created by eFunds at Client's request pursuant to subsection 3 e) below which details additional eFunds Customizations to be developed for Client.

I.  "Fix" means a correction to a eFunds Product or Client
Customization developed on an as-needed basis to address a reproducible error, bug, or malfunction in a eFunds Product or Client Customization. A Fix may include a temporary by-pass to correct or lessen the impact of the effect, or a permanent change to correct the defect.

J. "Foundation Program" means those Standard Programs specified as such in Exhibit A to this Agreement or as to Standard Program ordered by Client after the date of this Agreement, specified as such by eFunds in writing or in Documentation.

K.  "Initial Programs" means the Standard Programs listed in
Exhibit A as of the date of this Agreement, and/or any eFunds
Customizations developed pursuant to subsection 4 c) below, if any.

L. "Maintenance Services" shall have the meaning ascribed thereto in Section 8 of this Agreement.

M. "Maintenance Update" means a Fix or collection of Fixes, and may, in eFunds' sole discretion, include minor improvements in operational performance, quality and/or functional capability that do not meet the definition of Enhancement.

N. "Modification" means any revision, modification, adaptation, compilation, derivative work, enhancement, or other change made to any Source Code or Documentation, or any other change made to any eFunds Product or Client Customization, and specifically includes without limitation, eFunds Customizations and Client Customizations.

O. "Non-Foundation Program" means those Standard Programs listed in Exhibit A or subsequently licensed by Client hereunder and which are not specified as Foundation Programs.

P. "Preliminary Requirements Assessment" or "PRA" means: (i) the document created by eFunds based upon information provided by Client, which provides a high-level assessment of eFunds Customizations requirements for the Standard Programs in order to Initially adapt or tailor the standard Programs to Client's operating environment, and/or (ii) any subsequent document created by eFunds at Client's request pursuant to Section 3 e) below for additional eFunds Customization(s) to be developed by eFunds for Client.

Q.  "Product Release" means an accumulation of Fixes and/or
Maintenance Updates.

R. "Professional Services" means any services other than Maintenance Services that eFunds may agree to provide from time-to-time hereunder, including but not limited to requirements reviews, creating a PRA or FRD, project management, developing eFunds Customizations, training, software installation, switch preparation, and conversion services.

S. "Site" means, collectively, the permanent and temporary Client data processing centers identified in Section 4 c) below (the "Permanent Site" and "Temporary Site", respectively), where the eFunds Products and any Client Customized Programs may be used pursuant to this Agreement.

T. "Source Code" means the human-readable form of computer programming code and any related (i) system documentation, including all comments and procedural code such as job control language, and (ii) libraries, screen files, data directories, documentation and other items reasonably necessary to reconstruct a Standard Program, eFunds Customization or Client Customization.

U. "Standard Programs" means any of the eFunds software programs then being generally offered for license by eFunds and listed in Exhibit A to this Agreement, and others that may be licensed later by Client from eFunds hereunder, and all related Enhancements, Fixes, Maintenance Updates, Product Releases, Versions, and Documentation.

V.  "Version" means (a) an accumulation of Maintenance Updates,
Product Releases, and/or Enhancements, and/or (b) any Maintenance
Update, Product Release or Enhancement, which changes a Standard
Program to a new system-operating platform.

2. Scope of Agreement. Subject to the terms and conditions of this Agreement, and for the prices set forth in Exhibit A hereto, eFunds agrees to provide the following products and services to
Client:

A. Standard Programs. eFunds agrees to license to Client the Standard Programs listed on Exhibit A hereto in accordance with the terms of Section 4 of this Agreement Standard Programs licensed in object code-only form am so listed in Exhibit A;

B. eFunds Customizations. If requested by Client and agreed upon in writing by eFunds, eFunds agrees to complete a Final Requirements Definition in accordance with Section 3 b) of this Agreement and develop eFunds Customizations in accordance therewith;

C.  Maintenance Services.  eFunds agrees to provide Maintenance.
Services in accordance with Section 8 of this Agreement;

D. Professional Services. eFunds agrees to provide any Professional Services identified in this Agreement or on Exhibit
A hereto; and

E.  Additional Products and Services.  Subject to subsection 19
m) below, eFunds may, in the future upon Client's request, and upon such terms and conditions and at such prices as the parties may agree in writing, license such additional Standard Programs, develop such eFunds Customizations, and/or provide such Maintenance Services and/or Professional Services as the parties may agree upon in writing.

F.  Obligations of Client.  The Client undertakes to:

(i) provide to eFunds promptly any information and cooperation which eFunds may reasonably require from time to time to provide warranty services, Maintenance Services, and otherwise perform its obligations under this Agreement;

(ii) prior to delivery to Client at Client's own expense, prepare the Site and provide such environmental and operational conditions as may be specified by eFunds; and

(iii) provide eFunds reasonable access to the Client's premises and business records for the purpose of verifying that Client is complying with the terms and conditions of this Agreement.

3. Requirements Definition. If requested by Client and agreed upon in writing by eFunds, eFunds shall create a Final
Requirements Definition for Client in accordance with the following:

E. Preliminary Requirements Assessment. eFunds has already created a Preliminary Requirements Assessment based upon information obtained from Client. The PRA provides a high-level set of eFunds Customization requirements for the Standard Programs and eFunds' estimated cost to Client for such eFunds Customizations based upon such Client information. The PRA, which Client represents has been reviewed and approved by Client is attached hereto and incorporated herein by reference as Exhibit B.

F. Final Requirements Definition. Upon execution of this Agreement, eFunds shall immediately commence the creation of the FRD for the fee set forth in Exhibit A. The FRD shall contain a detailed definition of eFunds Customizations to the Standard Programs and the actual cost to Client for such eFunds Customizations. eFunds shall complete the FRD and present the FRD to Client within no more than sixty (60) days of execution of this Agreement, unless
(i) Client delays the creation of the FRD, or (ii) additional time is agreed upon by the parties pursuant to subsection 3 d) below or otherwise. In either such event, the sixty (60) day period shall be extended by the number of days of Client's delay or as agreed upon by the parties. Client agrees to provide eFunds all reasonably required assistance and to make appropriate staff and resources available to eFunds in a timely manner and as necessary to complete the FRD.

G. Go/No Go. In the event that the cost to Client of eFunds Customizations as presented in the FRD, exclusive of changes agreed upon by the parties pursuant to subsection 3 d) below or other changes or additions requested by Client that materially change the PRA, does not exceed the estimated cost set forth in Exhibit B by more than twenty percent (20%), eFunds shall be authorized to, and eFunds shall, proceed with development of the eFunds Customizations in accordance with the FRD. In the event that: (i) the cost to Client of eFunds Custornizations as
presented in the FRD, exclusive of changes 	agreed upon by the
parties pursuant to subsection 3 d) below or other changes or additions requested by Client that materially change the PRA, exceeds the estimated cost set forth in the PRA by more than twenty percent (20%), and (ii) within thirty (30) days of presentment of the FRD to Client by eFunds, either eFunds and Client cannot work out a mutually acceptable fee for eFunds Customizations, or in the absence of such agreement eFunds is unwilling to absorb the difference between the eFunds Customization fee set forth in the PRA and the FRD; then (iii) either party may terminate this Agreement in accordance with subsection 13 a) below.

H. Change Procedures. A change in scope of any PRA or FRD is any alteration to the PRA or FRD that affects cost, payments, or schedule. Any change in the scope of a PRA or a FRD shall become effective only when a written change request is executed by authorized representatives of both parties in accordance with this subsection 3 d). eFunds has overall responsibility for the change process through its required resolution. Any change requested by either party will be evaluated, resolved and/or negotiated with respect to cost, schedule, resource impact and/or priorities by authorized representatives of eFunds and Client in accordance with the following:

(i)  The parties shall mutually agree upon the form of a "Change
Order Request" to be used hereunder. The change request shall be described in the Change Order Request form by the party originating the request The Change Order Request form will then be submitted to eFunds' project manager for approval;

(ii) eFunds' project manager will estimate the schedule impact and cost to perform the evaluation, document this on the Change Order Request form, and return the form to the Client project manager for approval. If the Client project manager authorizes the evaluation expenditure in writing, the eFunds project manager will assign the Change Order Request to the appropriate personnel to perform the technical evaluation-,

(iii) Following the technical evaluation, the eFunds project manager will determine the cost to Client of any changes or additions to eFunds Customizations and the impact on the current project scheduleto implement the Change Order Request document this on the Change Order Request form, and return the form to the Client project manager for an implementation decision, which shall not be unreasonably withheld or delayed. Upon receipt of the approved Change Order Request form signed by the Client project manager, the eFunds project manager will schedule the change for implementation. Approved Change Order Requests will be deemed incorporated into and a part of the applicable PRA or FRD; and

(iv) eFunds shall manage the impact Change Order Requests have on project progress and cost, including both the impact of performing the Change Order Request evaluation and the impact of Change Order implementation. The eFunds project manager shall maintain a log to keep track of all changes/issues and the current status of each.

E. Additional Requirements. In the event that, after completion of work in accordance with the initial FRD, Client requests additional eFunds Customizations, eFunds shall create a PRA and a FRD at the price to be agreed upon by the parties, and the terms of subsection 3 c) and 3 d) above shall apply thereto.

F. FRD Price. In all cases, the price for any FRD agreed upon by the ponies in Exhibit A or subsequent to the date hereof shall be due and payable by Client and shall be non-refundable.

4. License. Subject to the terms and conditions of this Agreement, eFunds grants Client a perpetual, nonexclusive, non-transferable license to use the eFunds Products and Client Customizations (if any) for the sole purpose of providing electronic funds transfer and card management services for its financial institution customers, subject to the following limitations:

D.  Scope.

(i) Each license entities Client to use one copy of the Foundation Programs in a productive mode (and to retain one reference copy of the Foundation Program in accordance with all applicable provisions of this Agreement) only at the Permanent Site identified below, and to use the Documentation provided, solely for the purpose of providing electronic funds transfer exclusively to its customers doing business in the Dominican Republic. Foundation Programs copied for archival, testing, development, temporary back-up or temporary transfer to the Temporary Site identified below (not to exceed ninety (90) days) shall not be considered productive use. A license for any Non-Foundation Program(s) is concurrent with the license for the Foundation Program at the Site. The license entitles Client to the use of multiple copies of the Non-Foundation Program(s) solely in association with the licensed copy of the Foundation Program. Client may copy the Documentation. in reasonably sufficient numbers to support its authorized use of the Standard Programs, provided that Client reproduces any copyright or other proprietary notice contained in the Documentation and otherwise complies with its obligations under Section 16 of this Agreement.

(ii) For any Source Code which eFunds provides to Client, eFunds hereby grants to Client a limited, non-exclusive and non-transferable license for the term of this Agreement to use, copy, execute and display such Source Code solely at the Permanent Site and solely for the purpose of developing
Modifications to Standard Programs for Client's internal use.

(iii) Any Customized Program shall be deemed a part of the Foundation Program or Non-Foundation Program from which it was created or to which it relates, and Client shall have the same license rights therein, as well as with respect to associated Documentation, as is granted by eFunds to Client in subsection 4
a) i) above for the related Foundation or Non-Foundation Program.

E.  Restrictions on Use.

(i) Client shall not use, copy, translate, print or display any eFunds Product, Client Customization, or Source Code, in whole or in part other than as expressly authorized in this Agreement.

(ii) Client agrees not to reverse assemble or decompile any eFunds Product or portion thereof which eFunds does not provide in Source Code form.

(iii) In no event shall Client, without eFunds' express prior written consent, use any eFunds Product or any Client Customization to provide services to customers outside the Territory. Client acknowledges that any consent to such additional use by eFunds will require the payment by Client of additional license fees. In no event shall client, without eFunds' prior written consent, use of any eFunds Product or any Client Customization in any time sharing or service bureau environment or for shared, regional, or national network or interchange.

(iv) Client shall maintain appropriate and mutually agreed processes and systems to assure that all transactions performed by Client using or relying in any way upon any eFunds Product are lawful; advise eFunds in writing prior to implementing any changes to such mutually agreed processes and systems; permit only lawful transactions to be undertaken using or relying in any way upon any eFunds Product; and cease immediately performing any transactions that, in the reasonable opinion of eFunds as set forth in written notice to Client, are or may be unlawful. This is a material term of this Agreement.

(v) Client agrees that it shall not use any eFunds Product, permit the use of any eFunds Product, or represent to any third party that it does, will, or intend to use any eFunds Product in connection with any Internet gaming or gambling activities of any kind without the express written consent of eFunds. Such consent may be withheld by eFunds in its sole discretion. Client shall also obtain the advance written approval of eFunds for any public statements related to Internet gaming or gambling activities that use, will use, or intend to use any eFunds Product. This is a material term of this Agreement.

(vi) Any rights not expressly granted to Client in this Agreement are reserved by eFunds.

F.  Site.

Permanent Site: 2500 Via Cabrillo Marina, Suite 112, San Pedro,
CA 90731

Temporary Site: Same as Permanent

5.  Term.

A. License. The license granted hereunder is perpetual upon execution of this Agreement, subject to termination in accordance with this Agreement.

B.  Maintenance.

(i)  Initial Term.  With respect to Maintenance Services for
Initial Programs, this Agreement will be effective upon the date first set forth above and will continue for sixty (60) months following the date of Installation (the "Initial Term").

(ii) Renewal Terms. With respect to Maintenance Services for Initial Programs, after the Initial Term, this Agreement shall be automatically renewed for successive two (2) year periods (each, a "Renewal Term") unless either party terminates the Agreement as provided for in this Agreement.

(iii) Other Customized Programs. In the event that Client requests and eFunds agrees to provide maintenance and support services for additional eFunds Customizations and/or Client Customizations, such maintenance and support services shall be coterminous with this Agreement unless eFunds and Client separately agree in writing on a different term for such services.

6.  eFunds Deliverables.

A. Installation and Testing. eFunds will install and test the Initial Programs licensed by Client at the Permanent Site. The installation and testing of the Initial Programs will consist of the following operations: (i) the current version of the Initial Programs and related files will be restored to disc from tape-this consists of the productive code, data files, the input specification to the operating system, utilities, a test data base and generating installation files; (ii) this reference copy of the Initial Programs is "frozen", that is, Modifications shall not be made once (i) is complete; all future Product Release/Version deliveries will be based on this reference Initial Program copy; (iii) eFunds will modify the Initial Programs as necessary to fit the local disc, operating system and communications access methods environment; (iv) eFunds will bring up the Initial Programs and will perform the, standard installation tests; (v) in each event, the Client host will be substituted for a simulator if Client has established the host connection. When the tests have been successfully completed, installation will be complete ("Installation").

B.  Acceptance. After Installation, Client shall have thirty
(30) days to do whatever acceptance testing itchooses to determine whether the Initial Program(s) function substantially as described in theDocumentation. Failure to notify eFunds of a problem in writing, or productive use by Client during such thirty (30) day period, shall constitute Client acceptance of the Initial Program(s) ("Acceptance"). In the event Client notifies eFunds in writing during such period that the Initial Programs are not functioning substantially as described in the Documentation, and eFunds and Client agree within fifteen (15) days of such notice that the Initial Programs are not functioning substantially as described in the Documentation, then eFunds will make such corrections as are necessary to put the Initial Programs in operating order such that the Initial Programs will function substantially as described in the Documentation and Acceptance will be deemed to have occurred. In the event eFunds and Client do not agree within forty-five (45) days of such notice that the Initial Programs are functioning substantially as described in the Documentation, then Client will return or certify destruction of the Initial Programs, eFunds shall refund all license fees paid, and this Agreement and all licenses granted hereunder shall terminate.

C. eFunds Customizations. For any eFunds Customization developed pursuant to subsection 3 d), eFunds and Client shall agree, in writing, upon mutually acceptable installation and acceptance criteria. At a minimum, the process/methodology set forth in subsections 6 a) and 6 b) above shall be followed.

D. Documentation. eFunds will provide Client two (2) copies of its Documentation for use with Initial Programs and other eFunds
Customizations.

7.  Warranties.

A.  General Warranty.  eFuads warrants for a period of ninety
(90) days following Installation, that the Initial Programs and other eFunds Customizations will perform substantially in accordance with the specifications described in eFunds' current Documentation, if properly used within the specified operating environment. eFunds makes no warranty that the Initial Programs or other eFunds Customiztions will run uninterrupted or will be error free' During the warranty period, eFunds' sole obligation shall be to correct any material errors or malfunctions necessary to conform to the warranty at no additional charge to Client. eFunds shall have no liability under this warranty unless Client notifies eFunds in sufficient detail of any errors which Client believes to be caused by a failure of the Initial Programs or other eFunds Customization to function as warranted and provides eFunds with any information which eFunds reasonably requests to identify and correct the error. Notice shall be given by forwarding a description of the error or malfunction to eFunds by phone, followed by a written report. Client agrees to allow eFunds the opportunity to make repeated efforts over a reasonable period of time (not less than thirty (30) days) to correct any error or malfunction.

B. Warranty Against Infringement. eFunds will hold harmless and, at its own expense, defend any action brought against Client based an a claim that a eFunds Product provided hereunder infringes a United States copyright or United States patent, provided that Client notifies eFunds promptly in writing of the claim and eFunds is provided an opportunity to fully defend the claim and/or agrees to any settlement of such claim. Should the eFunds Products become, or in eFunds' opinion be likely to become the subject of a claim of infringement of a copyright, patent, or other United States proprietary right, eFunds may procure for Client the right to continue using the eFunds Products as contemplated by this Agreement or replace or modify them to make them non-infringing, at no additional charge to Client. In the event neither of the above is economically practical, Client may receive a refund of a portion of the license fee paid, based upon a five yew straight line depreciation from the date of Installation. The above obligations as to infringement apply to eFunds Customizations only if eFunds had actual knowledge of a potential third party claim and failed to advise Client promptly of such knowledge. eFunds shall have no obligation under this provision for any claim based upon (i) the operation, combination or use of eFunds Products with equipment, data or programs not furnished by eFunds if such infringement could have been avoided by the operation, combination or use of other equipment, data or programs, (ii) any information or specifications supplied or required by Client; (iii) Client Customization or Client's use of any Source Code, or (iv) any Modification by any third party. The foregoing states the entire liability of eFunds with respect to infringement of any copyrights or patents or other proprietary right by the eFunds Products or any part thereof.

C. Disclaimer Of Warranties. CLIENT ACKNOWLEDGES THAT IT HAS INDEPENDENTLY EVALUATED THE INITIAL PROGRAMS AND OTHER EFUNDS CUSTOMIZATIONS AND APPLICATION THEREOF TO ITS NEEDS, AND THAT, EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THERE ARE NO WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOP, A PARTICULAR PURPOSE, NON-INFRINGEMENT, FROM A COURSE OF DEALING OR USAGE OF TRADE, OR ARISING OTHERWISE BY LAW. CLIENT FURTHER ACKNOWLEDGES AND AGREES MT SOURCE CODE IS PROVIDED BY EFUNDS "AS IS" AND THAT EFUNDS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FROM A COURSE OF DEALING OR USAGE OF TRADE, NON-INFRINGEMENT, OR OTHERWISE ARISING BY LAW, WITH RESPECT TO SOURCE CODE, CLIENT CUSTOMIZATIONS, OR CLIENT'S USE OF ANY OF THE FOREGOING, EFUNDS ASSUMES NO RESPONSBILITY AND CLIENT EXPRESSLY ASSUMES ALL RISKS IN ANY WAY RELATED THERETO. EFUNDS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE PERFORMANCE OF ANY CLIENT CUSTOMIZATION OR THAT ANY CLIENT CUSTOMIZATION WILL FUNCTION WITH EXISTING OR FUTURE VERSIONS OR RELEASES OF ANY STANDARD PROGRAM AND CLIENT ASSUMES ALL RESPONSIBILITY THEREFOR AND RISK THEREOF.

8.  Maintenance.  Subject to the provisions of this Section
8 and the timely and full payment of applicable fees, eFunds will provide the maintenance and support services detailed in this
Section 8 ("Maintenance Services") for one productive copy of all Initial Program(s) and those Customized Programs subsequently agreed to by Client and eFunds for maintenance- Maintenance Services shall be provided only to the Permanent Site.

A. Maintenance of Initial Programs. Subject to the timely and full payment of the fees required hereunder and the conditions of this Agreement, during the term of this Agreement, eFunds will maintain the Initial Programs in accordance with the General Warranty set forth in subsection 7 a) above, and as set forth in this subsection 8 a), provided that Client is using Standard Programs that are current to within one Product Release or Version.

(i) Documentation. eFunds will supply applicable Documentation as released by eFunds.

(ii) Fixes. eFunds will supply Client with all Fixes for defects reported by Client or where the Fix will lessen or correct a serious defect. Fixes which are applicable to any Client are accumulated and provided with the next Maintenance Update.

(iii) Maintenance Updates. eFunds will offer Client all Maintenance Updates. The availability of Maintenance Updates is announced periodically in eFunds technical bulletins, Maintenance
Updates are sent upon request at no additional charge to Client

(iv) Product Releases. eFunds will offer Client all Product Releases. General availability of Product Releases and the descriptions of new features and functions are announced periodically, with an estimated availability announced approximately three (3) months in advance. Product Releases include development of a plan to migrate eFunds Products under maintenance, coordination of plan activities, and testing prior to delivery. Product Releases are sent upon request after general availability and will be provided at no additional charge to Client.

(v) Versions. eFunds will offer Client all Versions. Versions may, in eFunds sole discretion, require payment of an additional license fee.

(vi) If, as the result of Client making any changes to the Source Code of the eFunds Product(s), any new Release or Version of the eFunds Products that eFunds supplies to Client am not compatible with the operational version of the eFunds Products so modified, eFunds shall have no obligation to provide support or any Maintenance Service to Client in respect of the new Release or Version.

B.  Maintenance Delivery. All Fixes, Maintenance Updates,
Product Releases, and Versions provided hereunder shall be delivered on magnetic tape by mail. Client may request additional levels of delivery, including express mail delivery, delivery through computer by computer access, or on-line terminal entry, at eFunds' then current charges for such services.

C. Client Support. eFunds will provide a Client support center during normal business hours (CST) to provide routine technical support for eFunds Products under maintenance and a 24-hour, 7-day "hot line" to support significant problems wising outside of normal business hours. Client agrees that when Client notifies eFunds of an error or malfunction and eFunds determines that the problem is due to other than eFunds' failure to maintain the eFunds Products as required hereunder, any time expended by eFunds to fix the problem shall be at eFunds' then current time and materials rate.

(i) Account Managers. Each party shall assign an account manager to act as a single point of contact to the other party for all aspects of Maintenance Services. The respective account manager's duties will include:

(a)  acting as primary interface with the other party;

(b)  managing service levels;

(c) monitoring Client's level of satisfaction with eFunds' services and continuously evaluating potential improvements of service quality; and

(d) coordinating the required modifications and associated approvals to any changes in this Agreement to which the parties may agree

(ii) Telephone Support Service. Telephone support service includes Client having direct telephone access to the eFunds software support center- The telephone number for such service is 1-900-356-6448 or 414-341-5595, or as advised in writing from time-to-time by eFunds.

(iii) Problem Resolution. Problems shall be dealt with in accordance with the level of severitv determined by eFunds, as further defined in Exhibit B attached hereto and incorporated herein by reference.

D. Installation. Unless otherwise agreed in writing by the parties, Client will be responsible for the installation of all Fixes, Maintenance Updates, Versions, and Product Releases. Client acknowledges that its failure to instill such items may eventually make the Initial Programs unusable or nonconforming to their specifications and Client assumes all risks of such use. eFunds may provide installation services at Client's request, at eFunds' then-current time and materials rates.

E.  Maintenance of Other Customized Programs.

(i) if Client elects to have eFunds maintain eFunds Customizations, eFunds will maintain eFunds Customizations so that they operate in substantial conformity with the Documentation, provided that Client has installed Standard Programs that are current to within one Product Release or Version. eFunds will supply Client with all Fixes as expeditiously as is reasonably possible. in the event that Client declines maintenance for eFunds Customizations, Client may maintain such eFunds Customizations itself, however, Client acknowledges that eFunds shall have no responsibility therefor and Client assumes all risks of any consequence of eFunds not providing maintenance for such eFunds Customizations.

(ii) With respect to Client Customizations, eFunds may, but shall have no obligation to, provide Maintenance Services therefor. For any Client Customization, Client and eFunds must separately agree in writing as to any maintenance that eFunds will provide with respect thereto, including aIl terms and conditions thereof and the annual maintenance fee to be paid by Client for such services. A condition precedent to any obligation of eFunds to provide maintenance for Client Customizations shall, be that Client is using Standard Programs that art current to within one Product Release or Version.

(iii)  Migration of any Customized Program from Product
Release to Product Release or to a new Version will be done at eFunds' current time and material rates.

(iv) eFunds shall not be required to provide maintenance to anything other than a Standard Program or Initial Program. If someone other than eFunds makes any Modification to a Standard Program or Initial Program without the express written authorization of eFunds, eFunds will continue to supply Maintenance Services to the unmodified portion of the Standard Programs or Initial Programs. Modification by anyone other than eFunds and release of eFunds' obligations for maintenance shall not relieve Client from its obligations to pay fees hereunder. At eFunds' option and at Client's request, eFunds may provide maintenance for such unauthorized changes at eFunds' then current time and materials rates or as otherwise agreed upon.

F. Client Responsibilities. Failure by Client to install Standard Programs that are current to within one Product Release or Version shall relieve eFunds of its obligation to provide Maintenance Services hereunder, but shall not relieve Client of its obligations to pay full Maintenance Services fees hereunder.

G. Exclusions. Notwithstanding any other provision of this Agreement, eFunds' obligation to provide maintenance and support services under this Agreement does not cover maintenance services, repair or replacement caused by (i) failure to provide a suitable environment prescribed by eFunds; (ii) neglect, accident disaster (including water, wind and lightening), transportation or vandalism not attributable to eFunds; (iii) alterations, applications, additions or Modifications to or for the eFunds Products or Client Customizations which are not provided or approved in writing by eFunds; (iv) host computers, networks, telephone switches and other applications, attachments, machines, software or accessories, and modification or additions thereto, not provided by eFunds; (v) failure to use and operate the eFunds Products in accordance with the Documentation delivered to Client; (vi) requests for remedial maintenance from any party other than Client-, or (vii) maintenance or repair not performed by eFunds.

9. Proprietary Rights. All eFunds Products, Client Customizations, Source Code, and any Modifications to any of the foregoing, and all proprietary and intellectual property rights, title and interest in and to all such eFunds Products, Client Customizations Source Code and Modifications, is and shall be the sole and exclusive property of eFunds. Client agrees that it shall make no use whatsoever of any eFunds Product, Client Customization, Source Code or Modification except as expressly authorized in this Agreement.

A. If Client creates or develops any Modification, it shall be considered a work made for hire by Client for eFunds and Cheat hereby assigns, and upon creation of any Modification automatically assigns, to eFunds, its successors and assigns, ownership of all copyrights, patents, and other intellectual property rights in and to each and every Modification, whether or not any such Modification, by operation of law, may be considered work made for hire by Client for eFunds. All Modifications created by Client shall be considered Client Customizations for all purposes of the Agreement. Cheat represents and warrants that Client shall obtain from any individual making Modifications an agreement sufficient for Client to comply with the terms and conditions of Section 16 of this Agreement, and to obtain such rights as am necessary to vest in eFunds the rights and ownership in the Modifications as provided in this provision.

B. Client shall (i) mark any Modification with such copyright or other proprietary notices as directed by eFunds, and (ii) provide to eFunds such assistance as is reasonably necessary to perfect or protect proprietary and intellectual property rights to the Modifications.

C. Upon request of eFunds, but no less frequently than semi-annually (whether or not requested by eFunds), Cheat shall provide to eFunds at no cost to eFunds and at such location and on media designated by eFunds all Source Code for any Modifications made or created by or for Client. This provision and the delivery by Client to eFunds hereunder does not change or after eFunds' obligations with respect to Client Customizations under this Agreement.

10. Cooperation. During the term of this Agreement, Client shall assign at least one qualified staff member to work with eFunds and shall make available additional appropriate personnel as eFunds may reasonably request to answer questions and provide information concerning Client's facility, operations and requirements related to the installation, testing and maintenance of eFunds Products and Client Customizations. Client shall have the Site ready for installation, and allow eFunds appropriate physical access to the computer systems and such data bases as will be in communication with die eFunds Products and Client Customizations.

11.  Destruction of eFunds Property upon Termination.
Within thirty (30) days of termination of any license granted hereunder or of this Agreement, Client will either certify to eFunds in writing as to the destruction of the eFunds Products, Client Customizations, eFunds' Confidential Information, and Source Code, including all copies thereof or will return to eFunds the eFunds Products, Client Customizations, eFunds' Confidential Information, and Source Code, and all copies thereof.

12. Compliance with Federal, State and Local Law. Except as set forth in the Documentation, Client assumes all responsibility for the eFunds Products provided hereunder, and Client
Customizations, being capable of allowing the Client to comply with federal, state and local laws and regulations.

13. Termination of Agreement. This Agreement may be terminated by Client or by eFunds only as set forth in this Section

A.  Failure to Agree on eFunds Customizations Costs for
Initial Programs. In the event that (i) the cost to Client of eFunds Customizations as presented in the FRD created by eFunds pursuant to subsection 3 b) above, exclusive.of changes agreed upon by the parties pursuant to subsection 3 d) above or other changes or additions requested by Client that materially change the PRA, exceeds the estimated cost set forth in Exhibit B by more than twenty percent (20%), and (ii) either eFunds and Client cannot work out a mutually acceptable fee for such eFunds Customizations, or in the absence of such agreement eFunds is unwilling to absorb the difference between the eFunds Customization fee set forth in the PRA and the FRD, then either party may terminate this Agreement upon ten (10) days written notice to the other party.

B. Non-Acceptance of Initial Programs. In the event that the Initial Programs are not accepted by Client pursuant to subsection 6 b) of this Agreement, either party may terminate this Agreement upon ten (10) days written notice to the other party.

C. End of Term. With respect to Maintenance Services, this Agreement may be terminated by either party by giving no less than one hundred eighty (180) days prior written notice of termination effective at the end of the Initial Term or any Renewal Tem.\

D. Default. Either party may terminate this Agreement in its entirety, including any and all licenses granted hereunder, effective thirty (30) days after written notice is given upon the occurrence of a material default by the other party, provided that such default is not cured within thirty (30) days after receipt of such notice of such default; except that with respect to the default of the Client under section 4(b)(iv) or 4(b)(v) of this Agreement, termination shall be effective ten (10) days after written notice is given upon the occurrence of a material default of section 4(b)(iv) or 4(b)(v), provided that such default is not cured within ten (10) days after receipt of such notice of default; and provided further that, with respect to the default of the Client under section 4(b)(iv) or 4(b)(v) of this Agreement termination may occur upon a second default immediately upon the receipt of the second notice, without any additional opportunity to cure.

E. Other Conditions. A party may terminate this Agreement in its entirety, including any and all licenses granted hereunder, immediately upon written notice in the event the other party:

(i) has failed to establish reasonable procedures for protecting the other party's Confidential Information or has intentionally disclosed the other party's Confidential Information, without permission;

(ii)  makes a general assignment for the benefit of creditors;

(iii) applies for the appointment of a trustee, liquidator or receiver for its business or property, or one is assigned involuntarily;

(iv) is subject to a proceeding for bankruptcy, receivership, insolvency, dissolution or liquidation; or

(v)  is adjudicated insolvent or bankrupt

14. Client's Remedies. eFunds and Client acknowledge that circumstances could arise entitling Client to damages or rescission arising from performance by eFunds of its obligations hereunder or a failure by eFunds to perform its obligations and have agreed in all such circumstances that Client's remedies and eFunds' liabilities will be limited to those set forth in this Agreement. Fox- material breach or default of this Agreement, eFunds' sole obligation shall be to remedy the breach, IN ANY ACTION BY CLIENT AGAINST EFUNDS ARISING FROM THE PERFORMANCE, OR FAILURE OF PERFORMANCE OF EFUNDS' OBLIGATIONS UNDER - THIS AGREEMENT, DAMAGES SHALL BE LIMITED SOLELY TO DIRECT MONEY DAMAGES ACTUALLY INCURRED BY CLIENT AND DIRECTLY ATTRlBUTABLE TO EFUNDS' PERFORMANCE OR FAILURE TO PERFORM, REGARDLESS OF THE FORM OF ACTION AND WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL SUCH DAMAGES OR ANY RIGHT OF RECOVERY BY CLIENT EXCEED THE TOTAL MAINTENANCE FEES PAID BY CLIENT TO EFUNDS UNDER THIS AGREEMENT FOR THE THREE
(3) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH CLIENT'S CLAIM AROSE. IN NO EVENT SHALL EFUNDS BE RES13ONSIBLE OR LIABLE FOR ANY LOSS OF PROFITS, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR INDIRECT DAMAGES OF ANY KIND OR NATURE. Client agrees that eFunds shall have no duty of indemnity or contribution for a third party claim arising from the use of the Products or eFunds' performance or non-performance of any Processing Services hereunder.

Client acknowledges and agrees that the damage and liability limitations set forth in this Section 14 are reasonable in light of all present and reasonably foreseeable events and the possible amount of actual damages to Client. The limitations set forth in this Section 14 shall not apply to personal injury or tangible property damage to the extent caused by the gross negligence or willful misconduct of eFunds, or to eFunds' obligations under
Section 7(b) of this Agreement. The limitations set forth in this
Section 14 will survive termination of this Agreement notwithstanding Customer election to rescind or otherwise be discharged from this Agreement.

15. Client's Liability For Third Party Claims. Client agrees to defend, indemnify and hold eFunds harmless from and against any claim by a third party for any loss, cost damages, or expenses (including reasonable attorneys' fees), including but not limited to lost profits, direct incidental, consequential, special, indirect or punitive damages arising out of or relating to Client use of the eFunds Products, Client Customizations, or Source Code. provided eFunds promptly notifies Client of any such claims of which eFunds is aware and Client is provided an opportunity to fully participate in the defense or settlement of any such claims. Such indemnification by Client shall not apply to personal injury or property damage to the extent caused by the gross negligence of eFunds, or to eFunds' obligations with respect to its warranty against infringement. EFunds may require Client to provide reasonable and adequate security with respect to any claim or potential third party claim arising out of or related to in tiny way any unlawful or allegedly unlawful transactions undertaken using or relying in any way upon any eFunds Product .

16. Confidentiality Obligations. Each party agrees that (a) during the course of its performance of this Agreement it may learn or be exposed to certain of the other party's Confidential Information; (b) the Confidential Information of the other shall remain the property of the other, and that such Confidential Information is made available on a limited use basis solely in connection with this Agreement; (c) it will advise its employees and independent contractors to whom the information is disclosed of their obligations under this Agreement; (d) it will not sell, disclose or otherwise make available any such Confidential Information, in whole or in part, to any third party other than its independent contractors under appropriate written confidentiality agreements without the prior written consent of the other party, or use Confidential Information for any purpose other than as expressly authorized by this Agreement; and (e) it will utilize the same degree of care it utilizes for its own Confidential Information, but in no case less than a reasonable degree of care, to prevent disclosure of such Confidential Information to any unauthorized person or entity. Upon termination of this Agreement all copies of Confidential Information shall be returned. The restrictions under this Section shall not apply to information which: (i) is or becomes publicly known through no wrongful act of the party receiving the Confidential Information; or (ii) becomes known to a party without confidential or proprietary restriction from a source other than the disclosing party-, or (iii) a party can show by written records was in its possession prior to disclosure by the other party; or (iv) was independently developed by it without use of or reference to the Confidential Information of the other party. In the event a party is legally compelled to disclose Confidential Information of the other party, it will be entitled to do so provided it gives the other party prompt notice and assists the other party, at the other party's expense, in obtaining a protective order.

17.  Escrow.  In the event eFunds does not provide Source
Code to Client for any Standard Program or eFunds Customization, upon Client's request and at Client's expense, eFunds will deposit with a third party software escrow agent in the United States such Source Code and related materials sufficient to enable a reasonably skilled programmer or analyst to maintain and enhance the Program(s) licensed hereunder ("Escrow Deposit"). The Escrow Deposit will be made available to Client in accordance with the terms and conditions of a mutually agreed upon escrow agreement in the event eFunds or a suitable third party (i) no longer makes available maintenance support for the Escrow Deposit and the Escrow Deposit is within one Product Release or Version of eFunds' currently licensed Standard Program; (ii) has become insolvent or bankrupt or (iii) fails to remedy a material breach of its obligations as set forth in this Agreement after proper notice and reasonable opportunity to cure (no less than thirty
(30) days).

18. Year 2000 Compliance Statement. eFunds will ensure that eFunds Products are Century Compliant for the year 2000. "Century Compliant" means that the eFunds Products shall be capable of accounting for all calculations using a century/date sensitive algorithm for the 201 and 2 1 st century in performing the functions described in eFunds' current Documentation, if properly used within the specified operating environment. The eFunds Products will recognize the rollover to year 2000 and the fact that the year 2000 is a leap year. eFunds' sole obligation under Us provision shall be to correct any material errors or malfunctions necessary to make the eFunds Products Century Compliant, at no additional charge to Client. eFunds shall not be required to render Century Compliant any Client unique software, custom code, or other product that eFunds has identified as being non-standard. eFunds shall not be required to provide Century Compliant support to any customer which is not current in all payments overall to eFunds. Client is responsible for notifying its vendors and having its vendors' code modified to eFunds' format. eFunds shall not be required to provide Century Compliant modifications for (a) software for which Client rightfully has source code and which is not under maintenance with eFunds; or
(b) software owned by Client or licensed by Client from a third party. EFunds shall not be liable for any Century Compliant failure if such failure was caused by Client or third party hardware, software, or interfaces to the processing software.

This statement is a reflection of eFunds' intention to provide a cost free customer service to customers under specified terms and conditions. This statement is not a representation or warranty by eFunds with respect to any eFunds Products or other software.

19.  General Provisions.

A. Notices. All notices provided for by this Agreement shall be in writing and shall be by registered or certified mail, addressed to the President at the address set forth in this Agreement or in accordance with the last written instructions received from such party concerning the Person and address for such notices, and shall be effective upon receipt,

B. Assignment. Neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, except that eFunds may assign this Agreement to Deluxe Corporation, any of Deluxe Corporation's majority owned or controlled subsidiaries, or a successor in interest to eFunds, provided that eFunds gives Customer written notice of such assignment. The covenants and conditions contained in this Agreement shall apply to and bind the successors and permitted assigns of the ponies hereto.

C. Severability. If any provision of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected.

D. Further Assurances. Each party shall upon request provide such further assurances and undertake such further acts or things as may be reasonably necessary or appropriate to effectuate the terms of this Agreement.

E. Force Majeure. Neither party shall be considered in default in performance of its obligations should their execution be delayed by any act or cause which is beyond the reasonable control and without the fault or negligence of the party claiming the delay. Notwithstanding the foregoing, if Client is prohibited from making any payments hereunder by any authority having jurisdiction, eFunds may terminate this Agreement in its entirety immediately.

F. Waiver. The failure of either parry to enforce at anytime any provision of this Agreement or to exercise any right herein provided, shall not in any way be construed to be a waiver of such provision or right, and shall not in anyway affect the validity of this Agreement or any part hereof, or limit, prevent or impair the right of either party to subsequently enforce any provision or exercise any right hereunder.

G. Survival. Expiration or termination of this Agreement by either party shall not relieve either party from any obligation accrued through the date of termination. In addition, the terms and conditions set forth in this Agreement which by their nature and sense continue beyond termination of this Agreement including by way of illustration only and not limitation, Sections 1, 4, 7, 9, 11, 14, 15, 16, and 18 of this Agreement, shall survive any termination or expiration of this Agreement.

H. Status. Neither party shall be deemed the agent, partner, or co-venturer of the other by reason of this Agreement or Client's use of the eFunds Products, Client Customizations, or Source Code.

I. Governing Law. This Agreement shall be governed by the Jaws of the State of Wisconsin, without regard to conflicts of law provisions.

J. Export Restriction. Regardless of any disclosure made by Client to eFunds of an ultimate destination of any eFunds Products, Client Customization or Source Code, Client will not export and/or re-export, either directly or indirectly, any eFunds Product, Client Customization, Source Code or any other technology obtained from eFunds without first obtaining, at the Client's expense, an export/re-export license from the United States government, as required. In no event shall Client export or re-export any of the foregoing to any country, individual, end-user at end-use prohibited under U.S. Department of Commerce or U.S. Department of Treasury Regulations. Client expressly acknowledges and agrees that eFunds' obligations under this Agreement are dependent and contingent upon eFunds' ability to obtain any required U.S. export or re-export license or other authorization.

K. Taxes. Any taxes based upon this Agreement or the services or products provided, except upon income of eFunds, shall be paid by Client eFunds shall be entitled to receive 100% of payments due to it hereunder. In the event any taxing authority withholds or intercepts any amount due to eFunds; hereunder, Client shall pay to eFunds on demand the Ml amount of such withholding or intercepted payment.

L. Construction. Unless explicitly stated otherwise, for any event which calls for either party to exercise its judgment, give its consent or perform an obligation, a standard of
reasonableness shall apply. This 	Agreement shall not be
construed more favorably toward either party regardless of which party is more responsible for drafting it.

M. Changes. Any modifications or additions to this Agreement, the eFunds Products, or services requested by Client and agreed to by eFunds: will be documented in writing signed by both parties and will be governed by this Agreement unless otherwise specifically agreed.

N.  Payments.  Client shall pay eFunds such amounts as are
specified in Exhibit A, as well as such 	amounts as are
subsequently agreed upon by the parties. Unless specified otherwise, 4 amounts are due when the service has been completed or eFunds Product provided. Annual fees will be invoiced and paid in advance. Amounts outstanding after the due date are subject to an interest charge to date of payment of the lesser of 18% per annum or the highest legally allowable rate. eFunds may adjust its fees annually, effective January 1, upon at least sixty (60) days written notice; provided no such increase, except with respect to rates for professional services, shall exceed 10%.

O. Dispute Resolution. The parties shall agree upon a reasonable dispute resolution process and will endeavor in good faith to resolve any dispute or controversy arising under this Agreement in a mutually acceptable manner. Any dispute or matter arising out of or connected with this Agreement that cannot be resolved by such process way be referred to Arbitration in Milwaukee, Wisconsin by either party under the rules and regulations of the American Arbitration Association ("AAA") applicable to computer and technology disputes before a single arbitrator. The said arbitrator shall be appointed by agreement between the parties or, in default of such agreement, by the AAA, and the arbitrator's final ruling shall be enforceable in any court having jurisdiction. Notwithstanding the foregoing, in no event shall any dispute as to ownership or infringement of Confidential Information or intellectual property rights-be subject to this provision.

P. Non-Hire Covenant. Each party covenants with the other that it shall not hire or solicit, for itself or any other person or entity, directly or indirectly, any person who was employed or engaged as a consultant of the other within two (2) years of the date such person terminates his/her employment or consultant status with the other patty.

Q. Inspection; Audit. Client shall maintain such books and records as are necessary to demonstrate Client's compliance with its obligations under this Agreement and to verify that Client has paid eFunds all license, maintenance and other service fees in accordance with this Agreement. eFunds or eFunds' auditors shall, upon reasonable notice have the right to inspect and audit those books, records, systems and operations of Client as necessary for eFunds to ascertain the correctness of fees due and paid/payable to eFunds hereunder, and for eFunds to ascertain compliance by Client with its obligations under this Agreement. If any audit reveals underpayment by Client, Client shall immediately rectify same, subject to subsection 18 n) above. If any underpayment is five percent (5%) or greater of amounts due, Client shall bear eFunds' expenses associated with such audit.

R. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all existing agreements and all other communications, written or oral. This Agreement way not be released, discharged or modified in any manner except in writing signed by both parties. No purchase order or other form of the Client will modify, supersede, add to or in any way vary the terms of this Agreement. Any acknowledgment by an employee of eFunds of such a Client form shall be solely for informational purposes.


ECONNECT                             EFUNDS CORPORATION


By: /s/ Thomas S. Hughes             By: /s/ John M. Pendergast
Name: Thomas S. Hughes               Name: John M. Pendergast
(Please print or type)              (Please print or type)
Title:  Chairman & CEO               Title: Chief Financial Officer

                              EXHIBIT A

I.  STANDARD PROGRAM LICENSE FEES

CONNEX STANDARD PRODUCTS                          LICENSE FEES

Foundation                                           $200,000
TCP/IP HCH                                             20,000
VTAM HCH                                               10,000
Deluxe 8583 ISO PI                                     50,000
System Health Monitor                                  50,000
Connex Notification System                             50,000
CrossCheck                                             45,000
FTI                                                    15,000
Settle Daily Prep                                      25,000
Settle Daily Report                                    25,000
Fee Billing                                            20,000
Binload                                                15,000
Authorization Services                                   N/C
Racal Hardware Security                                25,000

License Fee                                          $550,000

SOURCE CODE WILL NOT BE PROVIDED FOR THE FOLLOWING
CXBOMD FOUNDATION MODULES:
CXBPMD01, CXBPMD02, CXDPMD03,
CXBPMD04, CXBPMD05, CXBPMD06,
CXBPMD07, CXBPMD08, CXBPMD09,
CXBPMD10, CXBPMD13

II.  Professional Services Package                   $150,840

Professional Services Included in this Agreement

As defined in the PRA dated February 3, 2000

Final Requirements Definition (FRD)
  Non refundable fee $75,420

Development of eFunds Customization(s) per FRD

III.  Payment Schedule

A.License Fee                                        $130,000
  Due upon signing Agreement, non refundable

Total Present Value of License Fee                   $525,813

Balance of License fee invoiced in 36 monthly installments of $14,600 with the first installment to be due and payable upon execution of Agreement.

         Third Party Royalty Fee Monthly Transaction Volume*    Fee**

                                              1-     1,000,000  $0.0100
                                              1-     2,000,000  $0.0090
                                              1-     5,000,000  $0.0085
                                              1-    10,000,000  $0.0075
                                              1-    20,000,000  $0.0065
                                              1-    40,000,000  $0.0055
                                              1-    60,000,000  $0.0045
                                              1-    80,000,000  $0.0035
*     Drop Through Pricing
** Royalty fees billed monthly in arrears and due net net thirty (30) days of invoice.

B.  Professional Services


50% or $75,420 due upon execution of Agreement.   $150,840
balance of $75,420 shall be invoiced in arrears as work is completed

Quotes are subject to change upon completion of Functional
Requirement Definition (FRD).

Quotes based on the PRA dated February 3, 2000 is guaranteed within twenty percent (20%) assuming the same scope of the final quote at the completion of the FRD.

In the event quote exceeds twenty percent (20%) ($30,168 US
Dollars) both parties shall have the option to:

Accept the new price
Negotiate a mutually acceptable new price
Terminate the Agreement

IV.  Annual Maintenance Fees

Maintenance shall be invoiced and paid annually in the amount of $93,500

V.  MAINTENANCE FEES

Annual maintenance fees for the Standard Programs/modules listed above shall be 17% of the eFunds Standard Program license fee (before any applicable discount is applied), invoiced and payable monthly along with payment for license fees based on monthly transactions- For any eFunds Customization maintained by eFunds for Client; the annual maintenance fee for eFunds Customization(s) shall be 20% of The custornization fees charged by eFunds to Client, invoiced and payable monthly along with payment for license fees based on monthly transactions. Maintenance services and associated annual fees for any Client Customization must be separately agreed upon in writing by eFunds and Client

VI.  ADDITIONAL PROFESSIONAL SERVICES/MATERIALS:

Professional Services, including but not limited to Requirements
Review, Project Management Customization, Installation, Switch
Preparation and Conversion

Hourly rates:

Testing Analyst                  $160.00
Analyst                          $170.00
Consultant                       $195.00
Senior Consultant                $225.00
Principal Consultant             QUOTE

Terms:

At eFunds offices, hours billed will be only those actual hours logged to a Client specific task. At Client designated facilities, hours billed will be the actual hours logged at the Client designated facilities, plus travel time with a minimum of four (4) hours per day. Fees are payable 50% of estimated cost on order, balance an shipment of code or completion of services.

Materials

All materials are charged at cost, payable when invoiced, Materials include but are not limited to: travel, lodging, meals, and shipping. eFunds Products are shipped FOB eFunds, Glendale, Wisconsin.

                             EXHIBIT  B
               ISSUE RESOLUTION SEVERITY GUIDELINES

An incident is assessed a severity level of one (high) to five
(low) depending on the impact it has on Client's business. Magnitude, frequency, and type of incident are considered in assigning a severity level. The eFunds' Software Support Center analyst may feel the incident should have either a higher or lower severity. It is important that Client and the analyst mutually agree on the assigned severity so the appropriate resources can be allocated to investigate and resolve the incident. However, the final decision on the incident's severity level is made by eFunds.

In general terms the severity levels art defined as follows:

Severity Level I means that a major system segment is out-of-service, an essential system function has been lost, the system is experiencing major operational difficulties, or the financial (or transaction servicing) integrity of the system is being seriously compromised. When a Severity Level I incident is reported, eFunds and Client agree to provide immediate and continuous attention (meaning 24 X 7 work by both parties) to the incident until it is resolved or the severity level can be lowered.

Severity Level 2 means that the system has suffered some significant (but not essential) functional loss, the system is experiencing significant operational difficulties, or the system is experiencing occasional financial (or transaction servicing) integrity problems. When a Severity Level 2 incident is reported, eFunds agrees to start work on the incident within one (1) business day of notification of the incident and complete the work, or lower the severity level of the incident within seven
(7) business days.

Severity Level 3 means that the system is performing normally, but a functional or operational problem that requires correction is being experienced. When a Severity Level 3 incident is reported, eFunds agrees to start work on the incident within seven (7) business days of notification of the incident and complete the work, or lower the severity level of the incident within thirty (30) business days.

Severity Level 4 means that the system is performing normally, but a functional or operational irritant or inconvenience is being experience& When a Severity Level 4 incident is reported, eFunds agrees to start work on the incident within twenty-one (2
1) days of notification of the incident and complete the work, or lower the severity level of the incident within ninety (90) business days.

Severity Level 5 means that the system is performing normally, but either a cosmetic irritant or inconvenience is being experienced, or a point of information is to be made. When a Severity Level 5 incident is reported, eFunds agrees to start work an the incident within ninety (90) days of notification of the incident and complete the work within one hundred and eighty
(ISO) days.